Exhibit 10.1

22 Boston Wharf Road

7th Floor

Boston, MA 02210

Tel: 617-551-4000

www.radiuspharm.com

2/2/22

Mark Conley

4 Birdie Lane

Norfolk, MA

Dear Mark,

I am pleased to confirm the offer of employment to you with Radius Health, Inc. (“Radius”) in the full time position of Vice President, Chief Financial Officer reporting to Kelly Martin, Chief Executive Officer. You are tentatively scheduled for a start date of 3/15/2022. You will be based in Boston, MA in a hybrid role.

The annualized salary for this position is $350,000, which on a bi-weekly basis is $13,461.54 (less applicable taxes and withholdings).

You will receive your first performance appraisal in January 2023. Your performance will be reviewed annually thereafter. Salary increases will be based on the relationship of your salary to the market and your individual performance and are provided at the sole discretion of Radius.

This offer is contingent upon: (i) satisfactory results of a comprehensive background check (including, but not limited to, social security number, previous employment, conviction record, and education); and (ii) proof of your eligibility to work for Radius in the United States.

Bonus Eligibility

Commencing with the calendar year 2022, you will be eligible to participate in the Radius Bonus plan. Under this plan, your annual incentive target will be 40% of your actual base earnings for the bonus plan year, payable annually in March of the plan year following the year to which the bonus pertains. Your actual incentive award will be based on your individual performance and the overall performance of Radius. Your bonus will be prorated during the first year of employment. The criteria and amount of the bonus will be determined on an annual basis, in Radius’ sole discretion. You must be employed as of the pay-out date of any bonus in order to earn and be eligible to receive it.

Restricted Stock Units

Subject to receipt of necessary corporate approvals, Radius will grant to you 50,000 RSUs. The Options shall be subject to all terms, vesting schedules, limitations, restrictions, and termination provisions set forth in the applicable Radius stock option plan and in a separate option agreement that shall be executed by you and Radius to evidence the grant of the Options.

Benefits

You also will be eligible to participate in a generous employee benefits program, an overview of which is enclosed here, provided you are eligible under, and subject to all provisions of, the plan documents governing the program. Some benefit plans will require you to make elections and choose levels of coverage to meet your personal needs. Effective the first of the month following your date of hire, you will be eligible to begin participation in the Company’s benefits plans including health and dental insurance, life insurance, short-and long-term disability as well as Flexible Spending Accounts and the 401(k) Plan.

You are eligible to accrue 15 days of paid vacation time per year, which shall accrue on a prorated monthly basis and may be used in accordance with Radius’ regular policies. Your vacation days will be prorated during the first year of employment. Radius also observes a year-end company shut down during the last week of December.

Home Office Stipend

You will receive a one time stipend in the amount of $350.00 paid in the first paycheck after completing 30 days of employment. This stipend is intended to support you in setting up your home office and can be used to supplement the purchase of equipment, furniture, or other relevant items as determined by you.

Please note that, like all Radius policies, the compensation and benefit plans noted herein are subject to change at any time, at the sole discretion of the Company.

Radius expects that you will honor your contractual and/or common-law obligations not to disclose any confidential , proprietary or trade secret information (such as formulas, marketing or development plans, or confidential client information) you acquired while employed by your current or former employers. Furthermore, to the extent you have post-employment contractual obligations to another employer, such as a non-competitive agreement, by signing this letter you certify to Radius that you will be able to fully perform the duties and responsibilities of your position with Radius without violating any obligations to any former employer.

This offer letter is not intended to be, and should not be construed as, a contract of employment for any specific period of time. Employment at Radius is at-will, which means that either you or Radius may terminate your employment at any time. Radius also reserves the right to change the terms and conditions of your employment, including the provisions of compensation and benefits programs, at any time.

Details regarding your first day will be forthcoming. We look forward to you joining Radius. If this letter correctly sets forth the terms under which you will be employed by Radius, please acknowledge with your signature below. If you have any questions, please contact me by e-mail jgray@radiuspharm.com.

Best Regards,

/s/Joan Gray

Joan Gray

Director, Human Resources

This letter supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment. By signing below, you agree that you are not relying on any representations other than as set out above, and that you accept employment with Radius on the terms set forth in this letter.

/s/Mark Conley

Name: Mark Conley